Free Writing Prospectus

Filed Pursuant to Rule 433

Dated October 4, 2013

Registration Statement No. 333-173928

ABS EAST LEASE SECURITIZATION OCTOBER 2013

FREE WRITING PROSPECTUS Registration Statement No. 333-173928 Ford Credit Auto Lease Two LLC (“the depositor”) Ford Credit Auto Lease Trusts (“the issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-866-669-7629. L-2

Our Plan -- 4 Retail Securitization R-1 Lease Securitization L-1 Floorplan Securitization F-1 DISCUSSION AGENDA L-3

LEASE SECURITIZATION OVERVIEW L-4 Ford Credit has been in the business of leasing vehicles since 1975 and has been securitizing its lease contracts since 1995 Ford Credit’s current lease securitization platform was established in 2006 and more than 25 lease securitization transactions have been completed Ford Credit offers lease asset backed securities through various channels: Public transactions Rule 144A transactions Other private transactions Structural elements, such as priority of payments, have remained consistent over time

LEASE SECURITIZATION BUSINESS UPDATE L-5 Ford Credit targets a consistent presence in the leasing market -- Ford Credit never exited the leasing business In late 2008 and 2009, Ford Credit reduced lease originations due to: Enhanced focus on retail Lower auto sales As market conditions improved, Ford Credit has increased its purchase target for lease with originations resuming growth in 2010 Average Number of Leases Outstanding (000) 840 677 438 331 422 Manheim Used Vehicle Value Index Source: Manheim Consulting, July 2013 (January 1995 = 100) Number of Leases Originated (000) Source: FCALT 2013-A Prospectus Supplement

LEASE SECURITIZATION PORTFOLIO CREDIT METRICS L-6 Weighted Average FICO® at Origination Net Losses as a % of the Average Portfolio Outstanding Average Net Loss on Charged-Off Contracts Repossessions as a % of the Average Number of Contracts Outstanding Source: FCALT 2013-A Prospectus Supplement

Weighted Average FICO® Vehicle Type* as of % of Securitization Value LEASE SECURITIZATION SECURITIZATION POOL CHARACTERISTICS Original Term as % of Securitization Value Maximum 3-Month Residual Concentration Source: Prospectus Supplements for referenced FCALT transactions *Reflects classification of 2011 and newer model year Explorers and 2013 and newer model year Escapes as CUVs rather than SUVs Memo: FICO® less than 650 15% 13% 11% 13% 12% 12% 13% 12% L-7

FCALT 2012-B FCALT 2013-A Model Concentrations Top 1: 15% Top 3: 42% Top 5: 66% Model Concentrations Top 1: 15% Top 3: 43% Top 5: 68% Source: Prospectus Supplements for referenced FCALT transactions LEASE SECURITIZATION POOL CHARACTERISTICS –MODEL DIVERSIFICATION L-8

Return Rate* Cumulative Residual Loss / (Gain)** LEASE SECURITIZATION SECURITIZATION POOL PERFORMANCE * Prior to FCALT 2012-B, term extensions were repurchased by Ford Credit resulting in pool return rates being modestly lower than those of the portfolio ** As a percentage of initial Base Residual Value *** Total credit loss as a percent of initial total securitization value Gain Loss Cumulative Net Credit Losses*** Transaction performance reflects the present strength in the used vehicle market Return rates of about 50% Cumulative residual gains Consistent credit loss performance Source: Investor Reports for referenced FCALT transactions Commentary L-9

LEASE SECURITIZATION TRANSACTION STRUCTURE – FCALT 2013-A


% of Securitization Value
Class A Notes ("AAA")
82.1%
Class B Notes ("AA")
4.0%
Class C Notes ("A")
4.0%
Class D Notes ("BBB")
2.8%
Overcollateralization
7.6%
Reserve Account
0.5%
Excess Spread (per annum)
~4.0%
Total Class A Enhancement ~22.9%
Total Initial Class A Enhancement
~23%

- Credit enhancements in our lease securitization programs include:
  – Subordination of junior notes
  – Overcollateralization
  – Cash reserve
  – Excess spread (used to build to a target overcollateralization)
- Senior/subordinate, sequential pay structure

L-10

Break-even = 100% Return Rate Assumed LEASE SECURITIZATION BREAK-EVEN ANALYSIS* L-11 Return Rate Cumulative Residual Loss / (Gain) A-4 Break-even = 31.8% A-3 Break-even = 41.4% A-2 Break-even = 88.7% Memo: Worst Recent 12-Month Portfolio Experience = 82% (CY 2008) * Assumes Cumulative net loss stress of 5%; break-evens are specific to FACLT 2013-A Break-Even for FCALT 2013-A Compared to Historical Pool Performance Memo: Worst Recent 12-Month Portfolio Experience = 18.3% (CY 2008)

ORIGINATIONS AND COLLECTIONS STRATEGIES L-12

ORIGINATIONS STRATEGY L-13 Support Ford Motor Company brands Build strong relationships with dealers Utilize robust credit evaluation and verification process Segment credit applicants and price for risk Buy it Right Operate Efficiently Collect Effectively Fund Efficiently Manage Risks Service Originate Fund Technology And Judgment Combine To Minimize Credit Losses

ORIGINATIONS TECHNOLOGY L-14 Ford Credit’s strategy is supported by a proprietary originations system Analyzes several factors for each credit application Produces a proprietary risk score that is updated in real time throughout the evaluation process as inputs change Credit application process Dealers submit credit applications electronically to Ford Credit The system automatically obtains a credit report for the applicant and any co-applicant A primary credit bureau is selected based on Ford Credit’s periodic assessment of which credit bureau provides the most accurate and complete credit report for the applicant’s geographic area The system automatically completes compliance and other checks, including fraud alerts, ID variation, or if the applicant is a current or former customer The system classifies credit applications to determine the scoring model and scorecard to be used in evaluating the application

ORIGINATIONS SCORING MODELS L-15 Ford Credit’s proprietary originations scoring models assess the creditworthiness of an applicant using a number of variables including information from the credit application, the proposed contract terms and credit bureau data Output of the originations scoring models results in a proprietary risk rating referred to as Probability of Payment (POP) The scoring models build on the predictive power of credit bureau and credit application data and internal studies show that POP is more effective than credit bureau score (FICO®) alone In addition to FICO®/credit bureau data the scoring models add an evaluation of: Financing product (retail, lease) Contract characteristics (loan-to-value, term, payment) Other factors (payment-to-income, employment history, financial stability and capacity to pay) FICO® is a significant factor used in the scoring models Ford Credit regularly monitors the originations scoring models to ensure their predictability

PURCHASING GUIDELINES AND CONTROL PROCESSES L-16 Ford Credit has originations policies and procedures that leverage technology to ensure consistent credit decisions Purchase quality guidelines establish targets for the purchase of lower and marginal quality contracts Risk factor guidelines provide a framework for credit application evaluation criteria including loan-to-value and payment-to-income Procedures are established for verification of income, employment and residency Purchase quality guidelines and standards are used to manage the overall quality of the portfolio Senior personnel regularly review decisions of credit analysts to ensure consistency with purchasing standards Management review includes: Risk management portfolio performance analysis process Monthly purchase quality reporting at region and business center levels Quarterly Portfolio Liquidation report Weekly average POP and FICO® score reports These Capabilities Enable Early Detection Of Portfolio Performance

COLLECTIONS STRATEGY L-17 Ford Credit has a best-in-class servicing organization Credit losses are an expected part of the business The objective is to collect within the contract’s loss expectation while managing costs Buy it Right Operate Efficiently Collect Effectively Fund Efficiently Manage Risks Service Originate Fund Technology And Judgment Combine To Minimize Credit Losses

COLLECTIONS TECHNOLOGY Auto-Dialer Account Status Changes Call Results/Campaign Statistics Establish “Best-Time-To-Call Strategy” Roll Out “Strategy” In Small Increments Receivables System Early Stage Late Stage Two-way Feedback Loop Behavior Scoring Model Behavior Scoring Model All Accounts Assigned Probability Of Default On Due Date Identify Accounts to Call L-18

COLLECTIONS STRATEGY BEHAVIOR SCORING MODELS L-19 Ford Credit’s proprietary behavior scoring models assesses the risk of a customer defaulting using a number of variables including origination characteristics, customer history, payment patterns and updated credit bureau data Output of the behavior scoring models is a proprietary risk rating referred to as Probability of Default (POD) POD is updated for each customer account monthly on its due date POD is used to segment risk and determine collection strategy Ford Credit regularly monitors the behavior scoring models to ensure their predictability Monthly behavior scoring model performance review Quarterly Global Scorecard Cycle Plan Committee review

COLLECTIONS STRATEGY RISK SEGMENTATION L-20 Segmentation allows the matching of the account risk with the appropriate collection strategy POD is the primary driver in determining risk segmentation Risk segmentation establishes: Assignment issuance timing Follow-up intensity Assignment transfers from an early stage delinquency to a late stage delinquency strategy Segmentation ensures past due customer accounts are assigned to the right collection work queue at the right time HIGH RISK LOW RISK ASSIGNMENT TIMING FOLLOW-UP INTENSITY MOVE TO LATE STAGE COLLECTIONS LATER LOWER LATER EARLIER HIGHER EARLIER

LEASE RESIDUAL VALUES L-21 Lease residual value is a key element for lease originations and it is the primary component used to calculate the base lease payment Lease residual value is the estimated fair market value of a vehicle at the end of the lease term Ford Credit uses proprietary residual value models and leverages its relationship with Ford to establish residual values based on a number predictive factors including: MSRP, wholesale price, planned production volume, rental and fleet sales, consumer acceptance, life cycle, recent and seasonal auction trends Current or planned marketing programs Market acceptance of vehicles Competitive actions within the vehicle segment Ford Credit reviews residual value performance and compares published residual values to: Historical auction values for returned lease vehicles Residual value forecasts published in independent industry guides such as Automotive Lease Guide (ALG) Ford Credit sets residual values quarterly for each vehicle line and various lease terms and mileage allowances

LEASE TERMINATION AND VEHICLE REMARKETING L-22 Ford Credit will notify lease customers about four to five months prior the scheduled lease-end termination date and inform them about the termination options, obligations, vehicle inspection process and timing of the lease termination The lease customer termination options include: Retain the vehicle by purchasing it from the dealer at the purchase price stated in the lease Return the vehicle to the dealer by the current scheduled lease-end date Ford Credit works with Ford’s Vehicle Remarketing Department to efficiently dispose of lease-end vehicles returned to dealers to Maximize the net sales value of the vehicle Obtain higher sale prices at disposition Minimize remarketing expenses (auction, reconditioning and transportation costs) Returned vehicles are sold on average within 25 to 30 days through: Accelerate online upstream remarketing application (~25%) Ford-sponsored physical auctions (~75%)

LEASE APPENDIX

Difference of $5,614 LEASE SECURITIZATION SIGNIFICANCE OF SECURITIZATION VALUE L-Appendix-1 For securitization transactions, a “Securitization Value” is calculated for the underlying lease assets Securitization value is calculated using the lower of the contract residual value or the residual value set by ALG Securitization value cash flows are discounted using the higher of the contract lease factor or a minimum discount rate designed to create excess spread Sample Calculation: Lease Balance Payments remaining 12 12 Base monthly payment 400 $ 400 $ Residual value 20,000 $ 15,000 $ Discount rate 2.0% 6.0 % Present Value 24,320 $ 18,706 $ Securitization Value